UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AIMMUNE THERAPEUTICS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AIMMUNE THERAPEUTICS, INC.

8000 Marina Blvd., Suite 300

Brisbane, California 94005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2017

To the Stockholders of Aimmune Therapeutics, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Aimmune Therapeutics, Inc., a Delaware corporation (the “Company”), will be held on May 25, 2017, at 9:00 a.m. local time, at 8000 Marina Blvd., Suite 200, Brisbane, California 94005 for the following purposes:

1.	To elect two directors to hold office until the 2020 annual meeting of stockholders or until their successors are elected;

2.	To ratify the selection, by the Audit Committee of the Company’s Board of Directors, of KPMG, LLP, as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on March 31, 2017 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement; and FOR the ratification of the appointment of KPMG, LLP, as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN THE “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” SECTION IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

/s/ STEPHEN G. DILLY
Stephen G. Dilly, M.B.B.S., Ph.D.
President and Chief Executive Officer

Brisbane, California

April 12, 2017

AIMMUNE THERAPEUTICS, INC.

8000 Marina Blvd, Suite 300

Brisbane, California 94005

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

MAY 25, 2017

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Aimmune Therapeutics, Inc. (referred to herein as the “Company”, “Aimmune”, “we”, “us” or “our”) is soliciting your proxy to vote at our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 25, 2017, at 9:00 a.m. local time, at 8000 Marina Blvd., Suite 200, Brisbane, California 94005.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2016 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of March 31, 2017 (the “Record Date”) for the first time on or about April 13, 2017. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials, and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Financial Information” section of our website at http://ir.aimmune.com.

The only outstanding voting securities of Aimmune are shares of common stock, $0.0001 par value per share (the “common stock”), of which there were 50,315,674 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, are required to hold the Annual Meeting.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

We have made this Proxy Statement and Proxy Card available to you on the internet or, upon your request, have delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposal described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and accompanying Proxy Card were first made available for access by our stockholders on or about April 13, 2017 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 50,315,674 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to fill out and return the Proxy Card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on two proposals:

•	Proposal 1—the election of two Class II directors to hold office until our 2020 annual meeting of stockholders; and

•	Proposal 2—the ratification of the selection, by the Audit Committee of our Board, of KPMG, LLP, as our independent registered public accounting firm for the year ending December 31, 2017.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

•	For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify.

•	For Proposal 2, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.

•	To vote by telephone, you may vote by proxy by calling the toll free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes, or Inspector of Election. If you are a stockholder of record, your executed Proxy Card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Broadridge on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count “For” and, with respect to Proposal 2, “Against” votes, abstentions and broker non-votes. In addition, with respect to the election of directors, the Inspector of Election will count the number of “Withheld” votes received for each of the nominees. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” or “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the appointment of KPMG, LLP, as our independent registered public accounting firm for the year ending December 31, 2017 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

How many votes are needed to approve the proposal?

With respect to Proposal 1, the election of directors, the two nominees receiving the highest number of “For” votes will be elected.

With respect to Proposal 2, the affirmative vote of the majority of votes cast (excluding abstentions and broker non-votes) is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the two nominees for director, and “For” the ratification of the appointment of KPMG, LLP, as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 8000 Marina Blvd., Suite 300, Brisbane, California 94005.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 14, 2017, to our Corporate Secretary at 8000 Marina Blvd., Suite 300, Brisbane, California 94005; provided that if the date of the annual meeting is more than 30 days from May 25, 2018, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Pursuant to the bylaws, in order for a stockholder to present a proposal for next year’s annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must do so between January 25, 2018 and February 24, 2018; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after May 25, 2018, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 50,315,674 shares outstanding and entitled to vote. Accordingly, 25,157,838 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions will be counted toward the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Implications of being an “emerging growth company.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of: (1) (a) December 31, 2020, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, or (c) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Directions to Annual Meeting

Directions to our Annual Meeting, to be held at 8000 Marina Blvd., Suite 200, Brisbane, California 94005 are available at: http://ir.aimmune.com/.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a staggered, three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of seven seated directors, divided into the three following classes:

•	Class I directors: Stephen G. Dilly, M.B.B.S., Ph.D., Mark T. Iwicki and Gregory Behar, whose current terms will expire at the annual meeting of stockholders to be held in 2019;

•	Class II directors: Mark D. McDade and Stacey D. Seltzer, whose current terms will expire at the Annual Meeting; and

•	Class III directors: Patrick G. Enright and Kathryn E. Falberg, whose current terms will expire at the annual meeting of stockholders to be held in 2018.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Mr. McDade and Ms. Seltzer have been nominated to serve as Class II directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class II nominees (who are currently standing for re-election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages as of March 31, 2017 and position/office held within the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the 2019 Annual Meeting of Stockholders
Stephen G. Dilly, M.B.B.S., Ph.D.	57	President, Chief Executive Officer and Director	2013
Mark T. Iwicki(1)	50	Director	2015
Gregory Behar	47	Director	2016
Class II Directors whose terms expire at the Annual Meeting
Mark D. McDade(2)(3)	61	Chair of the Board	2015
Stacey D. Seltzer(1)(3)	40	Director	2015
Class III Directors whose terms expire at the 2018 Annual Meeting of Stockholders
Patrick G. Enright(2)(3)	55	Director	2013
Kathryn E. Falberg(1)(2)	56	Director	2015

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2020 Annual Meeting of Stockholders

Mark D. McDade has served as the Chair of our Board since May 2015. Since January 2017, Mr. McDade has served as Managing Partner of the Qiming US Healthcare Fund, a venture capital firm. He previously served as Executive Vice President and Chief Operating Officer of UCB S.A., a Belgian biopharmaceutical company, from 2009 until his retirement from UCB S.A. in October 2016, after serving as Executive Vice President, Corporate Development since 2008. From 2002 to 2007, Mr. McDade served as Chief Executive Officer and a member of the board of directors of PDL BioPharma, Inc., a biotechnology company. From 2000 to 2002, Mr. McDade was Chief Executive Officer of Signature BioScience, Inc., a drug discovery company. From 1994 to 2000, Mr. McDade served as Chief Operating Officer and a director of Corixa Corporation, a biopharmaceutical company he co-founded. At Corixa, Mr. McDade also served as President from 1998 to 2000. Mr. McDade has served on the board of directors of Five Prime Therapeutics, Inc., a biotechnology company, since 2006, where he has also served on the compensation committee since 2009. He has served on the board of directors of Dermira, Inc., biopharmaceutical company, since August 2014. Mr. McDade also serves as a member of the board of directors and as a member of the audit and conflicts committees for Phillips Edison Grocery Center REIT II, Inc., a non-traded real estate investment company. Mr. McDade received a B.A. in History from Dartmouth College and an M.B.A. from Harvard Business School. We believe that Mr. McDade is qualified to serve on our Board due to his executive management and leadership experience in the life science industry, as well as extensive experience as a director of public companies.

Stacey D. Seltzer has served as a member of our Board since January 2015. Ms. Seltzer is currently a partner at Aisling Capital, where she previously served as principal since joining in September 2008. From 2004 to 2008, Ms. Seltzer held various positions at Schering-Plough Corporation, a pharmaceutical company, including U.S. Schering-Plough Brand Lead for Zetia, Associate Director, U.S. Marketing, Senior Manager,

Global Licensing and Management Associate. From 2001 to 2002, Ms. Seltzer served as Director of Business Development for Akceli, Inc., a biotechnology company. Ms. Seltzer has served on the board of directors and compensation committee of Miramar Labs, Inc., a medical device company, since 2011 and on the board of directors of Promentis Pharmaceuticals, Inc., a biopharmaceutical company, since November 2016. She previously served as a board observer for Agile Therapeutics, Inc., a pharmaceutical company, Durata Therapeutics, Inc., a pharmaceutical company, and Zeltiq Aesthetics, Inc. a medical equipment supplier. Ms. Seltzer received a B.S. and M.S. in Molecular Biophysics and Biochemistry from Yale University and an M.B.A. from the Wharton School at the University of Pennsylvania. We believe that Ms. Seltzer is qualified to serve on our Board due to her investment and management experience in the life science industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH OF THE ABOVE NAMED NOMINEES

Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders

Patrick G. Enright has served as a member of our Board since April 2013. Mr. Enright is a founder of Longitude Capital, a venture capital firm focused on investments in pharmaceutical and medical technology companies, and has served as its Managing Director since 2006. From 2002 through 2006, Mr. Enright was a Managing Director of Pequot Ventures, a venture capital investment firm, where he co-led the life sciences investment practice. He currently serves on the board of directors and as a member of the compensation committee of Jazz Pharmaceuticals plc, a pharmaceutical company, where he also served as a member of the audit committee from 2009 to 2014. Mr. Enright also currently serves on the board of directors and as a member of the audit committee of Corcept Therapeutics Incorporated, a pharmaceutical company. He previously served on the board of directors and as chair of the audit committee of Esperion Therapeutics, Inc., a pharmaceutical company. Mr. Enright is also on the board of several privately-held companies. Mr. Enright received a B.S. in Biological Sciences from Stanford University and an M.B.A. from the Wharton School at the University of Pennsylvania. We believe that Mr. Enright is qualified to serve on our Board due to his experience serving on the board of directors of clinical-stage biotechnology companies and his investment experience in the life sciences industry.

Kathryn E. Falberg has served as a member of our Board since May 2015. She previously served as Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc, a biopharmaceutical company, from March 2012 to March 2014, after serving as Senior Vice President and Chief Financial Officer since December 2009. From 2001 to 2009, Ms. Falberg worked with a number of smaller companies while serving as a corporate director and audit committee chair for several companies. From 1995 to 2001, Ms. Falberg was with Amgen Inc., a biotechnology company, where she served as Senior Vice President, Finance and Strategy and Chief Financial Officer, and prior to that as Vice President, Chief Accounting Officer and Vice President, Treasurer. Ms. Falberg also serves as a member of the board of directors for biopharmaceutical companies BioMarin Pharmaceuticals, Inc. and aTyr Pharma, Inc. and The Trade Desk, a technology company. She previously served on the board of directors of biotechnology companies Medivation, Inc., Halozyme Therapeutics, Inc., and QLT Inc. Ms. Falberg received a B.A. in Economics and M.B.A. from the University of California, Los Angeles and is a certified public accountant (inactive). We believe that Ms. Falberg is qualified to serve on our Board due to her extensive background in financial and accounting matters for public companies and her leadership experience in the biotechnology industry.

Directors Continuing in Office Until the 2019 Annual Meeting of Stockholders

Stephen G. Dilly, M.B.B.S., Ph.D. has served as our Chief Executive Officer since April 2014 and as a member of our Board since April 2013. Dr. Dilly was Chief Executive Officer of PhotoThera, Inc., a medical device company, from January 2012 to December 2012. Since 2010, Dr. Dilly has served as an independent director of Sangamo Biosciences, Inc., a biopharmaceutical company, where he also currently serves as chair of the clinical review committee. From 2006 to 2011, Dr. Dilly served as President and Chief Executive Officer and a member of the board of directors of APT Pharmaceuticals, Inc., a drug development company. From 2007 to 2009, he was a member of the board of directors of Avigen, Inc., a biopharmaceutical company, which merged with MediciNova, Inc. in December 2009. From 2003 to 2006, he served as Chief Medical Officer and Senior Vice President of Development of Chiron BioPharma, a biotechnology company which was later acquired by Novartis International AG. From 1998 to 2003, Dr. Dilly held various management positions at Genentech, Inc. (“Genentech”), a biotechnology company, including Vice President of Development Sciences from 2002 to 2003 and Vice President of Medical Affairs from 1998 to 2001. From 1988 to 1998, Dr. Dilly held various management positions in drug development with SmithKline Beecham, PLC, a healthcare company in the U.K. During his career, Dr. Dilly has been closely associated with the development and launch of marketed drugs for many therapeutic areas, including Kytril, Paxil, Kredex, Requip, TNKase, Xolair, Avastin, Raptiva, Tarceva, Lucentis and Cubicin. Dr. Dilly received an M.B.B.S., the equivalent of an M.D., from the University of London in the U.K. and a Ph.D. in cardiac physiology from University of London. We believe that Dr. Dilly is qualified to serve on our Board due to his extensive management experience in the life science industry and drug development experience.

Mark T. Iwicki has served as a member of our Board since May 2015. Mr. Iwicki currently serves as the Chairman and Chief Executive Officer of Kala Pharmaceuticals, Inc., a biopharmaceutical company, which he joined in April 2015. Mr. Iwicki also currently serves as the Chairman of the board of directors and a member of the compensation committee of Pulmatrix, Inc., a biopharmaceutical company, Chairman of the board of directors and member of the compensation committee of Merus B.V., a biopharmaceutical company, and a member of the board of directors of each of Nimbus Therapeutics LLC and Taris Biomedical, LLC, biotechnology companies. Previously, Mr. Iwicki served as President and Chief Executive Officer and a member of the board of directors of Civitas Therapeutics, Inc., a biopharmaceutical company, from January 2014 until its acquisition by Acorda Therapeutics, Inc., a biotechnology company, in September 2014. From December 2012 to January 2014, Mr. Iwicki served as President and Chief Executive Officer and director at Blend Therapeutics, Inc., a biopharmaceutical company. From 2007 to June 2012, Mr. Iwicki served in several roles, including Chief Commercial Officer, President and Chief Operating Officer and Director and Chief Executive Officer at Sunovion Pharmaceuticals, Inc., formerly Sepracor, Inc., a pharmaceutical company. From 1998 to 2007, Mr. Iwicki held executive positions, including Vice President and Business Unit Head, at Novartis Pharmaceuticals Corporation, a pharmaceuticals company. Mr. Iwicki has also held management positions at Astra Merck Inc. and Merck & Co., Inc., pharmaceutical companies. Mr. Iwicki received a B.A. in Business Administration from Ball State University and an M.B.A. from Loyola University. We believe that Mr. Iwicki is qualified to serve on our Board due to his executive management and operational experience in the life science industry.

Gregory Behar joined our board of directors in November 2016 in connection with the equity investment in Aimmune by Nestle Health Science US Holdings, Inc. Mr. Behar currently serves as President and Chief Executive Officer of Nestlé Health Science S.A., a wholly-owned subsidiary of Nestlé S.A. (“Nestlé”), a nutrition, health and wellness company, which he joined in July 2014. Previously, Mr. Behar was President and Chief Executive Officer of Boehringer lngelheim Pharmaceuticals Inc. (USA), a pharmaceutical company, from 2011 to June 2014 and Corporate Vice President Region NECAR (North European Union, Canada and Australasia) for BoehringerIngelheim GmbH, a pharmaceutical company, from 2010 to 2011. He also spent seven years in marketing and sales leadership in various roles at Novartis AG, a healthcare company, following earlier work at Nestlé. Mr. Behar also serves on the boards of Seres Therapeutics, Inc., a microbiome therapeutics platform company, Accera, Inc., a clinical development company, Axcella Health, Inc., an amino acids therapeutics company, and Nestlé Health Science S.A. Mr. Behar is Chairman of the Board of Nutrition Science Partners and a member of the Steering Committee of Nestlé Institute of Health Sciences. Mr. Behar received a B.S. in Mechanical Engineering from the University of California, Los Angeles, an M.S. in Mechanical Engineering from EPFL in Switzerland and an M.B.A. from INSEAD in France. We believe that Mr. Behar is qualified to serve on our Board due to his extensive global management and leadership experience in the life science industry.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has engaged KPMG, LLP (“KPMG”), as our independent registered public accounting firm for the year ending December 31, 2017, and is seeking ratification of such selection by our stockholders at the Annual Meeting. KPMG has audited our financial statements for each of our fiscal years since the fiscal year ended December 31, 2013. Representatives of KPMG are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred to KPMG during the years ended December 31, 2016 and 2015. The Audit Committee approved all of the fees described below incurred since our initial public offering in August 2015.

	Year Ended December 31,
	2016	2015
	(In thousands)
Audit Fees(1)	$412	$923
Tax Fees	—	—
Audit-Related Fees	—	—
All Other Fees	—	—

Total Fees	$412	$923

(1)	Audit fees of KPMG for the years ending December 31, 2016 and 2015 were for professional services rendered for the audits of our financial statements, including accounting consultation, reviews of quarterly financial statements and professional services rendered in connection with our registration statements. Fees for 2016 include services associated with our shelf registration statement, which we filed with the SEC in September 2015, and fees for 2015 include services associated with our initial public offering, which was completed in August 2015.

Pre-Approval Policies and Procedures

The Audit Committee or a delegate of the Audit Committee pre-approves, or provides pursuant to pre-approvals policies and procedures for the pre-approval of, all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and is available at http://ir.aimmune.com.

The Audit Committee approved all of the audit, audit-related, tax and other services provided by KPMG for 2016 and all of the audit, audit-related, tax and other services provided by KPMG in 2015 following our initial public offering in August 2015 and, in each case, the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Aimmune under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://ir.aimmune.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Aimmune’s audited financial statements as of and for the year ended December 31, 2016.

The Audit Committee has discussed with KPMG, LLP (“KPMG”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61, as amended, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee discussed with KPMG their independence, and received from KPMG the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the Audit Committee discussed with KPMG, with and without management present, the scope and results of KPMG’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. The Audit Committee also has engaged KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and is seeking ratification of such selection by the stockholders.

Audit Committee

Kathryn E. Falberg, Chair

Mark T. Iwicki

Stacey D. Seltzer

CORPORATE GOVERNANCE

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of conduct and ethics is available on our website at http://ir.aimmune.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, Chief Executive Officer performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available on our website at http://ir.aimmune.com.

Independence of the Board of Directors

As required under the NASDAQ Global Select Market (“NASDAQ”) rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, our Board has determined that all of our directors, other than Dr. Dilly, qualify as “independent” directors in accordance with the NASDAQ listing requirements. Dr. Dilly is not considered independent because he is an employee of Aimmune. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board considered information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under NASDAQ rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of NASDAQ and SEC rules and regulations applicable to the members of such committees.

Leadership Structure of the Board

Our bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chair of the Board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company. Mr. McDade currently serves as the Chair of our Board. In that role, Mr. McDade presides over the executive sessions of the Board in which Dr. Dilly does not participate, serves as a liaison to Dr. Dilly and management on behalf of the Board and performs such other duties and exercises such other powers as may from time to time be assigned by the bylaws or the Board.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Governance Committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-person transactions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

•	is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates; and

•	reviews the Audit Committee charter and the committee’s performance at least annually.

The current members of our Audit Committee are Kathryn E. Falberg, Mark T. Iwicki and Stacey D. Seltzer. Ms. Falberg serves as the chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board has determined that Ms. Falberg is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board has determined that each of Ms. Falberg, Mr. Iwicki and Ms. Seltzer are independent under the applicable rules of the SEC and NASDAQ.

The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the Audit Committee charter is available to security holders on the Company’s website at http://ir.aimmune.com.

Compensation Committee

Our Compensation Committee oversees policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and determines or, if applicable, recommends to our Board corporate goals and objectives relevant to compensation of our executive officers, evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. While our Compensation Committee has the authority to determine and approve the compensation of the Chief Executive Officer, thus far the practice of our Compensation Committee has been to recommend the compensation of the Chief Executive Officer to our Board, and which has then approved such compensation. The Compensation Committee also recommends to our Board the issuance of stock options and other awards under our stock plans. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter.

The current members of our Compensation Committee are Patrick G. Enright, Kathryn E. Falberg and Mark D. McDade. Mr. Enright serves as the chair of the committee. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of NASDAQ, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is an “outside director” as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or Section 162(m).

Our executive officers submit proposals to the board and the Compensation Committee regarding our executive compensation. Our Chief Executive Officer also annually reviews the performance of each executive officer and makes recommendations regarding their compensation. The Compensation Committee considers those recommendations in determining base salaries, adjustments to base salaries, annual cash bonus program targets and awards and equity awards, if any, for the executive officers and other members of senior management.

Our Compensation Committee has retained Radford, Inc. (“Radford”), a nationally-recognized compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Radford reports directly to the Compensation Committee and does not provide any non-compensation related services to the Company. The Compensation Committee reviewed the independence of Radford, employing the independence factors specified in the listing requirements of NASDAQ. Based on this assessment, the Compensation Committee determined that the engagement of Radford does not raise any conflicts of interest or similar concerns. In addition, the Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work for the Compensation Committee does not raise any conflicts of interest.

The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ rules. A copy of the Compensation Committee charter is available to security holders on the Company’s website at http://ir.aimmune.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters.

The current members of our Nominating and Corporate Governance Committee are Patrick G. Enright, Mark D. McDade and Stacey D. Seltzer. Mr. McDade serves as the chair of the committee. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of NASDAQ relating to Nominating and Corporate Governance Committee independence.

The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ rules. A copy of the Nominating and Corporate Governance Committee charter is available to security holders on the Company’s website at http://ir.aimmune.com.

Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following: diversity of personal and professional background, perspective and experience; personal and professional integrity, ethics and values; experience in corporate management, operations or finance, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience relevant to our industry and with relevant social policy concerns; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of our operations; practical and mature business judgment, including ability to make independent analytical inquiries; promotion of a diversity of business or career experience relevant to the success of our company; and any other relevant qualifications, attributes or skills.

The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 8000 Marina Blvd., Suite 300, Brisbane, California 94005.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met ten times and acted by unanimous written consent two times during 2016. The Audit Committee met six times and did not act by unanimous written consent. The Compensation Committee met five times and acted by unanimous written consent five times. The Nominating and Corporate Governance Committee met four times and did not act by unanimous written consent. During 2016, each Board member attended at least 75% of the meetings of the Board and of the committees of the Board on which he or she served, in each case, to the extent appointed as a Board member at the relevant time of each meeting. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Corporate Secretary, at 8000 Marina Blvd., Suite 300, Brisbane, California 94005. The Corporate Secretary will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

During 2016, our Compensation Committee consisted of Mr. Enright, Mr. McDade and Ms. Falberg. None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Director and Executive Officer Compensation

See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see “Executive Compensation—Narrative to 2016 Summary Compensation Table and Outstanding Equity Awards at 2016 Fiscal Year End.”

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Investor Rights Agreement

We entered into an amended and restated investor rights agreement with certain of our investors, including entities with which certain of our directors are or were affiliated, prior to our initial public offering in August 2015. As of December 31, 2016, the holders of approximately 6.0 million shares of our common stock, including the shares of common stock issuable upon exercise of outstanding options, are entitled to rights with respect to the registration of their shares under the Securities Act.

Collaboration with Nestle Health Science

In November 2016, we entered into a two-year strategic collaboration with Nestec, Ltd. (“Nestec”), an affiliate of Nestle Health Science US Holdings, Inc. (“Nestle Health Science”) for the advancement of food allergy therapeutics and issued and sold to Nestle Health Science 7,552,084 shares of common stock in a private placement at $19.20 per share, which represented approximately 15.1% of our outstanding shares at the time of the transaction. In connection with the transactions, we entered into (i) a Securities Purchase Agreement, dated as of November 3, 2016, with Nestle Health Science, (ii) a Strategic Collaboration Agreement (the “Strategic Collaboration Agreement”), dated as of November 3, 2016, with Nestec, (iii) a Standstill Agreement (the “Standstill Agreement”), dated November 23, 2016, with Nestle Health Science and (iv) a Registration Rights Agreement (the “Registration Rights Agreement”), dated November 23, 2016, with Nestle Health Science. In addition to and in connection with the transactions, Greg Behar joined our Board in November 2016. Under the Standstill Agreement, Nestle Health Science agreed to (i) a two-year market standoff provision under which it agreed not to sell or transfer any of our common stock or other securities and (ii) a two-year standstill agreement under which Nestle Health Science agreed not to acquire us through any means, in each case, subject to certain limitations. Under the Registration Rights Agreement, we agreed to register the resale of the shares that Nestle Health Science purchased on a registration statement to be filed with the SEC upon the request of Nestle Health Science. The investment and the collaboration do not include any development milestones, product marketing rights or royalties.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.

DIRECTOR COMPENSATION

Pursuant to our non-employee director plan (the “Director Plan”), each non-employee director receives an annual retainer of $35,000 and a non-employee director serving as Chair of the Board receives an additional annual retainer of $30,000. Non-employee directors who serve on one or more committees are eligible to receive the following annual committee fees:

Committee	Chair	Other Member
Audit committee	$20,000	$10,000
Compensation committee	12,000	6,000
Nominating and corporate governance committee	8,000	4,000

Under the Director Plan, each non-employee director who is elected or appointed to our Board will automatically be granted an option to purchase 39,510 shares of our common stock upon the director’s initial appointment or election to our Board, referred to as the Initial Grant. In addition, each non-employee director who is serving on our Board immediately following an annual stockholder’s meeting will automatically be granted an annual option to purchase 19,755 shares of our common stock on the date of such annual stockholder’s meeting, referred to as the Annual Grant. The Initial Grant will vest as to 1/36th of the shares subject to the Initial Grant each month following the applicable grant date, subject to continued service through each applicable vesting date. The Annual Grant will vest as to all of the shares subject to the Annual Grant on the earlier of the first anniversary of the applicable grant date or the next annual stockholders’ meeting, subject to continued service through the vesting date. All equity awards, including any Initial Grants and Annual Grants, held by our non-employee directors will vest in full immediately prior to the occurrence of a change in control.

Director Compensation Table

The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2016.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Total
Gregory Behar(3)	$3,709	$637,676	$641,385
Patrick G. Enright	51,000	192,113	243,113
Kathryn E. Falberg	61,000	192,113	253,113
Mark T. Iwicki	45,000	192,113	237,113
Mark D. McDade	79,000	192,113	271,113
Stacey D. Seltzer	49,000	192,113	241,113

(1)	The amounts reported in this column represent the aggregate dollar amount of all fees earned or paid in cash to each non-employee director in fiscal 2016 for their service as a director, including any annual retainer fees, committee and/or chair fees.
(2)	The amounts reported in this column represent the grant date fair value calculated in accordance with the provisions of ASC Topic 718, excluding the impact of estimated forfeitures related to service-based vesting provisions. The valuation assumptions used in determining such amounts are described in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

At December 31, 2016, our non-employee directors held the following outstanding options:

Name	Shares Subject to Outstanding Options
Gregory Behar	39,510
Patrick G. Enright	138,025
Kathryn E. Falberg	19,755
Mark T. Iwicki	159,544
Mark D. McDade	124,597
Stacey D. Seltzer	72,176

In addition, Ms. Falberg held 69,894 shares of restricted stock acquired upon exercise of a stock option prior to vesting. Such restricted shares are subject to repurchase by us at the original exercise price of $3.02 per share to the extent unvested on the date Ms. Falberg ceases to provide services to us.

(3)	Mr. Behar was appointed to the Board in connection with the November 2016 strategic collaboration with Nestle Health Science and became a member of the board effective as of the closing of their investment in November 2016. In connection with his appointment, and pursuant to our non-employee director compensation policy, Mr. Behar was granted an option to purchase 39,510 shares of our common stock with an exercise price per share equal to $24.90, the closing trading price of our common stock on the date of grant. The option vests in substantially equal monthly installments over three years from Mr. Behar’s appointment to the Board, subject to his continued service through the applicable vesting date.

EXECUTIVE OFFICERS

The following is biographical information for our executive officers, including their ages as of March 31, 2017.

Name	Age	Position(s)
Executive Officers
Stephen G. Dilly, M.B.B.S., Ph.D.	57	President, Chief Executive Officer and Director
Warren L. DeSouza	48	Chief Financial Officer
Daniel C. Adelman, M.D.	59	Chief Medical Officer
Susan E. Barrowcliffe	59	Senior Vice President, General Manager of Europe
Jeffrey H. Knapp	51	Chief Operating Officer
Mary M. Rozenman, Ph.D.	36	Senior Vice President, Strategy & Corporate Development
Douglas T. Sheehy	50	General Counsel and Secretary

Executive Officers

Dr. Stephen G. Dilly’s biographical information is included above under “Proposal No. 1 Election of Directors.”

Warren L. DeSouza has served as our Chief Financial Officer since April 2015. Mr. DeSouza served as a consultant on financial matters to Onyx Pharmaceuticals, Inc., or Onyx, a biopharmaceutical company, from August 2013 to January 2014, during which the company was acquired by Amgen, Inc. From January 2005 to August 2013, Mr. DeSouza served as Vice President, Finance for Onyx, where he led accounting, SEC reporting, purchasing, tax, treasury and risk management. From 2002 to 2005, Mr. DeSouza served as a senior manager at Deloitte & Touche LLP, an accounting firm. From 1990 to 2002, Mr. DeSouza was a senior manager at Arthur Andersen LLP, an accounting firm. Mr. DeSouza received a Bachelor of Arts in Business Administration from the University of Notre Dame and is a certified public accountant (inactive). On February 3, 2017, we entered into a Transition and Separation Agreement (the “Transition and Separation Agreement”) with Mr. DeSouza, whereby he will continue to be employed by the Company until April 16, 2017.

Daniel C. Adelman has served as our Chief Medical Officer since June 2016. From 2009 to September 2015, Dr. Adelman served as Chief Medical Officer and Senior Vice President of Development of Alvine Pharmaceuticals, Inc., a biopharmaceutical company. Additionally, Dr. Adelman was a member of the Research Advisory Board of Food Allergy Research & Education (FARE), Inc., a nonprofit organization, from 2011 to June 2016. From 2003 to 2008, Dr. Adelman as Chief Medical Officer and Senior Vice President of Development at Sunesis Pharmaceuticals, Inc., a pharmaceutical company. From 1998 to 2003, Dr. Adelman held various positions at Pharmacyclics, Inc., a pharmaceutical company, including Vice President of Clinical Operations and Biometrics. From 1994 to 1998, Dr. Adelman served as Clinical Scientist at Genentech. Dr. Adelman is also currently an Adjunct Professor of Medicine at the University of California, San Francisco, where he has taught and practiced for more than 25 years. Dr. Adelman received an A.B. degree in Biology from the University of California, Berkeley, and an M.D. from the University of California, Davis.

Susan E. Barrowcliffe has served as our Senior Vice President, General Manager of Europe since January 2016. From May 2015 to January 2015, she served as our Senior Vice President, Head of Worldwide Regulatory Affairs and General Manager Europe. From 2007 to May 2015, Ms. Barrowcliffe was sole director and consultant of Right Track Regulatory Ltd, a consultancy firm for biotech companies. From April 2013 to May 2015, she was a non-executive board director for Idis, a pharmaceutical company now a part of Clinigen Group. From 2004 to 2006, Ms. Barrowcliffe was VP of Regulatory Affairs Europe for Chiron BioPharmaceuticals, a pharmaceutical company. From 1990 to 2003, she served as VP Development for British Biotech, VP of Worldwide Product Registration for SmithKline Beecham, and Director of European Regulatory Affairs for Marion Merrell Dow. Ms. Barrowcliffe has a first class honours degree in Biochemistry from the University of Sheffield, United Kingdom.

Jeffrey H. Knapp has served as our Chief Operating Officer since February 2016. Mr. Knapp previously served as Chief Operating Officer of Adamas Pharmaceuticals, Inc., a pharmaceutical company, from August 2014 to January 2016. Prior to serving as Chief Operating Officer of Adamas, Mr. Knapp served as its Chief Commercial Officer from February 2014 to August 2014. From 2006 to March 2013, Mr. Knapp served as Chief Commercial Officer at Affymax Inc., a pharmaceutical company. Mr. Knapp served as Senior Vice President, Sales and Marketing at Abgenix, Inc., a pharmaceutical company, from 2005 to 2006. Prior to 2005, Mr. Knapp served in a variety of commercial leadership positions within the pharmaceutical industry, including with Schering-Plough Corporation (now Merck & Co. Inc.) and Eli Lilly & Company. Mr. Knapp received a B.A. in Biology from Wittenberg University.

Mary M. Rozenman, Ph.D. has served as our Senior Vice President, Strategy & Corporate Development since February 2016. From February 2015 to February 2016, Dr. Rozenman served as our Senior Vice President, Corporate and Commercial Development. From February 2013 to January 2015, Dr. Rozenman was Vice President at Longitude Capital Management Co., LLC, a venture investment company, where she focused on biotechnology investments in therapeutics and diagnostics. From February 2008 to January 2013, Dr. Rozenman was at McKinsey & Company, a management-consulting company, where she most recently served as Associate Principal in the Healthcare and Corporate Finance practices. Dr. Rozenman previously served as an observer on the boards of directors of Allergen Research Corporation (now Aimmune Therapeutics, Inc.), Esperion Therapeutics, Inc., a biopharmaceutical company, and CardioDx, Inc., a molecular diagnostics company. Dr. Rozenman received a B.A. in Biochemistry and Russian Literature from Columbia University and a Ph.D. in Organic Chemistry and Chemical Biology from Harvard University.

Douglas T. Sheehy has served as our General Counsel and Secretary since April 2016. Prior to joining Aimmune, Mr. Sheehy served as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of Codexis, Inc., a developer of biocatalysts for the pharmaceutical and fine chemical industries, from February 2014 to April 2016, as Senior Vice President, General Counsel and Secretary from 2009 to February 2014 and as Vice President, General Counsel and Secretary from 2007 to 2009. Prior to Codexis, Mr. Sheehy spent five years in key legal roles at CV Therapeutics, Inc., a publicly-held biopharmaceutical company that was subsequently acquired by Gilead Sciences, Inc. in 2009. He began his legal career as a corporate attorney at Gunderson Dettmer LLP. Mr. Sheehy holds a B.A. in history from Dartmouth College and a J.D. from American University, where he was Editor-in-Chief of the American University Law Review.

EXECUTIVE COMPENSATION

The following discusses our executive compensation program for our 2016 named executive officers (“NEOs”). As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. In addition, as an emerging growth company, we are not required to hold an advisory vote to approve the compensation of our named executive officers, or “say-on-pay” vote.

Our Compensation Committee, who is appointed by our Board, is responsible for establishing, implementing and monitoring our compensation philosophy and objectives. We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our NEOs for fiscal year 2016 and their positions with the Company were as follows:

•	Dr. Stephen G. Dilly, Chief Executive Officer;

•	Jeffrey H. Knapp, Chief Operating Officer; and

•	Dr. Daniel C. Adelman, Chief Medical Officer.

Mr. Knapp and Dr. Adelman commenced employment with us in February 2016 and June 2016, respectively.

2016 Summary Compensation Table

The following table sets forth total compensation earned by our NEOs for the fiscal years ending on December 31, 2015 and December 31, 2016.

Name and Principal Position	Year	Salary($)	Bonus($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total($)
Dr. Stephen G. Dilly	2016	440,000	—	2,675,832	220,000			3,335,832
Chief Executive Officer	2015	372,917	—	2,504,595	192,000	—		3,069,512

Jeffrey H. Knapp(3)	2016	343,750	—	2,870,400	120,500	75,000	(4)	3,509,650
Chief Operating Officer

Dr. Daniel C. Adelman(5)	2016	216,667	—	1,881,050	76,400	—		2,174,117
Chief Medical Officer

(1)	For the option awards column, amounts shown represents the grant date fair value of options granted as calculated in accordance with ASC Topic 718, excluding the impact of estimated forfeitures related to service-based vesting provisions. See Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for the assumptions used in calculating this amount.
(2)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the annual performance-based cash bonuses earned by our NEOs based on the achievement of certain company performance objectives. For fiscal year 2016, these amounts were paid to the NEOs in February 2017. Please see the descriptions of the annual performance bonuses paid to our NEOs in “Narrative to 2016 Summary Compensation Table and Outstanding Equity Awards at 2016 Fiscal Year End—Terms and Conditions of Annual Bonuses” below.
(3)	Mr. Knapp commenced employment with us in February 2016.
(4)	Represents the signing bonus paid to Mr. Knapp in connection with his commencement of employment with us.
(5)	Dr. Adelman commenced employment with us in June 2016.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2016.

			Option Awards				Stock Awards
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Dr. Stephen G. Dilly	04/01/2014						187,891	(2)	3,842,371
Chief Executive Officer	05/13/2015(3)		595,942	—	3.02	05/18/2025
	02/26/2016(4)		50,000	190,000	16.93	02/26/2026

Jeffrey H. Knapp	02/01/2016(5)		—	250,000	16.93	02/26/2026	5,000		102,250
Chief Financial Officer

Dr. Daniel C. Adelman	06/16/2016	(5)	—	250,000	11.45	06/24/2026
Chief Medical Officer

(1)	Based on closing price of our common stock on December 30, 2016 ($20.45 per share).
(2)	Represents shares of Company common stock acquired upon the early exercise of stock options by the applicable holder. One-fourth of the shares are released from the Company’s right of repurchase on the first anniversary of the vesting commencement date and 1/48th of the shares are released from the Company’s right of repurchase on each monthly anniversary of the vesting commencement date thereafter, subject to the applicable holder’s continued service through the applicable vesting date.
(3)	Represents stock options which vest with respect to 1/48th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date, subject to the applicable holder’s continued service through the applicable vesting date. The applicable holder may exercise the stock option in full at any time, subject to a right of repurchase upon a termination of his employment prior to the fourth anniversary of the vesting commencement date.
(4)	Represents stock options which vest with respect to 1/48th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date, subject to the applicable holder’s continued service through the applicable vesting date.
(5)	Represents stock options which vest as to 25% of the total number of shares subject to the option on the first anniversary of the vesting commencement date and with respect to 1/48th of the total number of shares subject to the option on each monthly anniversary thereafter, subject to the applicable holder’s continued service through the applicable vesting date.

Narrative to 2016 Summary Compensation Table and Outstanding Equity Awards at 2016 Fiscal Year End

Executive Employment Agreements

We previously entered into employment agreements with each of our NEOs, which set forth the terms and conditions of employment of each NEO. Each employment agreement is substantially similar, other than the level of pay and benefits provided to the applicable executive officer, and specifies that the applicable executive officer is an at-will employee. The employment agreements provide Dr. Dilly, Mr. Knapp and Dr. Adelman with annual base salaries which, during 2016, were $440,000, $375,000 and $400,000, respectively. Base salaries are intended to provide a fixed component of compensation reflecting the applicable executive’s skill set, experience, role and responsibilities. Mr. Knapp and Dr. Adelman commenced employment with us in February 2016 and June 2016, respectively; accordingly, the base salaries paid to them were pro-rated based on the length of their employment during 2016, as shown in the 2016 Summary Compensation Table above. In addition, the employment agreements provide Dr. Dilly, Mr. Knapp and Dr. Adelman with annual bonus targets, which, for

2016, were 50%, 35% and 35%, respectively, of base salary based on the attainment of pre-established performance objectives, as discussed below under “Terms and Conditions of Annual Bonuses.”

Under the employment agreements, in the event that the applicable executive officer is terminated by us without “cause” or resigns for “good reason”, then in exchange for providing us a general release of claims, the executive officer is entitled to receive (i) continued base salary payments for nine months or, in the case of Dr. Dilly, twelve months, (ii) reimbursement of premiums for continued healthcare coverage for nine months or, in the case of Dr. Dilly, twelve months, and (iii) six months’ accelerated vesting of equity awards, including stock options, held by the executive officer (with any vested stock options remaining exercisable for twelve months after his termination of employment or resignation). If the termination or resignation occurs during the period commencing three months prior to a change in control and ending twelve months after a change in control, then, in lieu of the foregoing benefits, each executive officer is entitled to receive (a) a cash lump sum payment equal to one times, or in the case of Dr. Dilly, one and one-half times the sum of the executive officer’s base salary and target bonus, (b) reimbursement of continued healthcare coverage premiums for twelve months or, in the case of Dr. Dilly, eighteen months, and (c) full accelerated vesting of each equity award, including stock option, held by the executive officer (with any stock options remain exercisable for twelve months following such termination or resignation, with such stock options limited to those granted after the date of Dr. Dilly’s employment agreement in his case).

For the purposes of the employment agreements, “cause” means any of the following events: (a) the executive officer’s theft, dishonesty or falsification of any employment or company records that is non-trivial in nature; (b) the executive officer’s malicious or reckless disclosure of our confidential or proprietary information or any material breach by the executive officer of his obligations under the proprietary information and invention assignment agreement with us; (c) the conviction of the executive officer of a felony (excluding motor vehicle violations) or the commission of gross negligence or willful misconduct, where a majority of the non-employee members of our Board reasonably determines that such act or misconduct has (i) seriously undermined the ability of the Board or management to entrust the executive officer with important matters or otherwise work effectively with the executive officer, (ii) substantially contributed to our loss of significant revenues or business opportunities, or (iii) significantly and detrimentally affected our business or reputation; and/or (d) the willful failure or refusal by the executive officer to follow the reasonable and lawful directives of our Board, provided such willful failure or refusal continues after the executive officer’s receipt of reasonable notice in writing of such failure or refusal and a reasonable opportunity of not less than 30 days to correct the problem.

The employment agreements provide that “good reason” means any of the following are undertaken without the executive officer’s prior written consent: (a) a material diminution in the executive officer’s authority, duties, or responsibilities which substantially reduces the nature or character of the executive officer’s position with us; (b) a material reduction by us of the executive officer’s base salary as in effect immediately prior to such reduction; (c) a relocation of the executive officer’s principal office to a location that increases the executive officer’s one-way commute by more than thirty-five (35) miles; or (d) any material breach by us of any provision of his employment agreement, in each case, subject to notice and cure requirements.

The employment agreements provide for “change in control” to have the same definition as in the Company’s 2015 Equity Incentive Award Plan (the “2015 Plan”).

Terms and Conditions of Annual Bonuses

For 2016, all of our NEOs were eligible to earn performance-based cash incentives pursuant to the achievement of certain performance objectives. The performance goals for these annual performance cash incentives are reviewed and approved annually by our Board. When determining the 2016 performance bonus program for our NEOs, the Board set certain performance goals, using a mixture of several objectives relating to the development of the Company’s clinical program and portfolio, operational and financial matters, including with respect to quality and manufacturing, and organizational matters, as well as “kicker” goals relating to corporate development and clinical activities. For each performance goal, the Board approved a weighting, as well as target (100%) level of attainment, and for certain goals, trigger (50%) and stretch (125%) levels of attainment. The Board reviewed results against each performance goal for 2016 in early 2017, applying weightings and attainment levels accordingly. Based on the Board’s assessment, the overall bonus funding was approved at 100% of the target for fiscal year 2016. Individual bonus payouts were determined using 100% for the corporate factor, which comprised 80% of the payout, and the Compensation Committee’s discretion based on its assessment of individual performance relative to the performance of others for the individual factor, which comprised 20% of the payout.

Each NEOs’ target bonus opportunity is expressed as a percentage of base salary which can be achieved by meeting corporate goals at target level. Each of our NEOs’ target bonus opportunity is originally set in their employment agreements with the Company as described above. Our Board reviews these target percentages periodically to ensure they are adequate, but does not follow a formula. Instead, our Board establishes these target percentages based on each executive’s experience in his role with the company and the level of responsibility held by each executive, which the Board believes directly correlates to his ability to influence corporate results. In fiscal year 2016, the Board used target bonus opportunities of 50% of base salary for Dr. Dilly and 35% of base salary for each of Mr. Knapp and Dr. Adelman.

In February 2017, the Compensation Committee approved cash bonuses to Mr. Knapp and Dr. Adelman, at 100% of their target bonus opportunity (prorated for both to reflect their partial year of employment with us), and the Compensation Committee approved a cash bonus to Dr. Dilly at 100% of his target bonus opportunity. The NEOs’ 2016 performance bonuses are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “2016 Summary Compensation Table” above.

Terms and Conditions of Equity Award Grants

All of our NEOs received options to purchase our common stock in 2016 under our 2015 Plan. The table above entitled “Outstanding Equity Awards at 2016 Fiscal Year-End” describes the material terms of other option awards made in past fiscal years to our NEOs.

In February 2016, we granted an option to purchase 240,000 shares of our common stock to Dr. Dilly, which vests as to 1/48th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date, subject to Dr. Dilly’s continued service through each applicable vesting date. In February and June 2016, in connection with their commencement of employment with us, we also granted to each of Mr. Knapp and Dr. Adelman, respectively, an option to purchase 250,000 shares of our common stock. These options vest as to 25% of the total number of shares subject to the option on the first anniversary of the vesting commencement date and with respect to 1/48th of the total number of shares subject to the option on each monthly anniversary thereafter, subject to the executive officer’s continued service through the applicable vesting date.

Under our 2015 Plan, in the event that there is a change in control of the company and the acquiring company does not assume or replace outstanding awards, each outstanding award will vest in full upon such change in control. In addition, in the event that within the twelve (12) month period immediately following a change in control, a holder of an award under the 2015 Plan is terminated by the Company other than cause or resigns for good reason, each outstanding award held by such holder will vest in full on the date of his or her termination.

Other Elements of Compensation

Retirement Plan

We maintain a 401(k) retirement savings plan for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Internal Revenue Code, on a pre-tax or after-tax (Roth) basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical flexible spending accounts, short-term and long-term disability insurance and life insurance. We do not provide our named executive officers with perquisites or other personal benefits, other than the retirement, health and welfare benefits that apply uniformly to all of our employees.

No Tax Gross-Ups

We are not required to make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Compensation Risk Assessment

Consistent with the SEC’s disclosure requirements, we have assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2016, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)(2)(3)	5,628,907	$9.50	4,344,487
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	5,628,907	$9.50	4,344,487

(1)	Includes the 2015 Equity Incentive Award Plan, the 2013 Stock Plan, as amended, and the 2015 Employee Stock Purchase Plan.

(2)	The 2015 Equity Incentive Award Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2015 Equity Incentive Award Plan shall be increased on the first day of each year beginning in 2016 and ending in 2025, equal to the lesser of (A) four percent (4.0%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board; provided, however, that no more than 35,000,000 shares of stock may be issued upon the exercise of incentive stock options.
(3)	The 2015 Employee Stock Purchase Plan contains an “evergreen” provision, pursuant to which the maximum number of shares of our common stock authorized for sale under the 2015 Employee Stock Purchase Plan shall be increased on the first day of each year beginning in 2016 and ending in 2025, equal to the lesser of (A) one percent (1.0%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such number of shares of common stock as determined by our Board; provided, however, no more than 8,000,000 shares of our common stock may be issued thereunder.

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 31, 2017 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each named executive officer as set forth in the summary compensation table above;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2017 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 50,315,674 shares of our common stock issued and outstanding on March 31, 2017. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Aimmune Therapeutics, Inc., 8000 Marina Blvd., Suite 300, Brisbane, California 94005.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Common Stock	Securities Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholders:
Nestle Health Science US Holdings, Inc.(2)	7,552,084	—	7,552,084	15.01%
Longitude Venture Partners II, L.P.(3)	6,013,134	—	6,013,134	11.95%
Aisling Capital III, L.P.(4)	2,990,000	—	2,990,000	5.94%
Entities affiliated with Fidelity Management & Research Company(5)	4,949,027	—	4,949,027	9.84%
Foresite Capital Fund II, L.P.(6)	4,739,720	—	4,739,720	9.42%
TLP Trading LLC(7)	2,802,585	—	2,802,585	5.57%
Named Executive Officers and Directors:
Stephen G. Dilly(8)	847,008	685,941	1,532,949	3.01%
Gregory Behar(9)	—	6,585	6,585	*
Patrick G. Enright(10)	6,020,410	138,025	6,158,435	12.21%
Kathryn E. Falberg(11)	94,894	19,755	114,649	*
Mark T. Iwicki(12)	20,000	159,544	179,544	*
Mark D. McDade(13)	16,660	124,597	141,257	*
Stacey D. Seltzer(14)	—	72,176	72,176	*
Daniel C. Adelman(15)	—	5,625	5,625	*
Jeffrey H. Knapp(16)	2,776	83,749	86,525	*
All executive officers and directors as a group (14 persons)(17)	7,001,877	2,245,357	9,247,234	17.59%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)	Represents shares of common stock held and options held by such individuals that were exercisable within 60 days of March 31, 2017. Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Reported numbers do not include options that vest more than 60 days after March 31, 2017.

(2)	As reported on Schedule 13G filed with the SEC on November 28, 2016. The shares are held by Nestle Health Science US Holdings, Inc. Nestle Health Science US Holdings, Inc. is a wholly-owned subsidiary of NIMCO US, Inc., which is a wholly-owned subsidiary of Nestle S.A., a publicly-traded company. Each of these entities may be deemed to share voting and investment power with respect to all shares held by Nestle Health Science US Holdings, Inc. Each of NIMCO US, Inc. and Nestle S.A. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. The address of Nestle Health Science US Holdings, Inc. is c/o Nestle USA, Inc., 383 Main Avenue, 5th Floor, Norwalk, CT 06851.

(3)	As reported on Schedule 13G filed with the SEC on February 21, 2017 and the Statement of Change in Beneficial Ownership on Form 4 filed with the SEC on December 1, 2016, in each case, by Longitude Venture Partners II, L.P. (“Longitude Venture II”), Longitude Capital Partners II, LLC (“Longitude Capital II”), Patrick G. Enright and Juliet Tammenoms Bakker. Longitude Venture Partners holds 6,013,134 shares of common stock. Longitude Capital II is the general partner of Longitude Venture II. Longitude Capital II and Longitude Venture II may be deemed to have sole voting, investment and dispositive power over the shares held by Longitude Venture II. Patrick G. Enright and Juliett Tammenoms Bakker are the managing members of Longitude Capital II and in their capacity as such, may be deemed to exercise shared voting and investment power with respect to such shares. Each of Ms. Bakker and Mr. Enright disclaim beneficial ownership of such shares except to the extent of his or her pecuniary interest therein. The address of Longitude Venture Partners II, L.P. is 800 El Camino Real, Suite 220, Menlo Park, CA 94025.

(4)	As reported on Schedule 13G filed with the SEC on February 5, 2016 by Aisling Capital III, L.P. (“Aisling Capital III”), Aisling Capital Partners III, L.P., Aisling Capital Partners III LLC, Steve Elms, Dennis J. Purcell and Andrew N. Schiff. Aisling Capital III holds 2,990,000 shares of common stock. Aisling Capital Partners III, L.P. is the general partner of Aisling Capital III and Aisling Capital Partners III, LLC is the general partner of Aisling Capital Partners III, L.P., and in their capacity as such may be deemed to have sole voting, investment and dispositive power over the shares held by Aisling Capital III. Steve Elms, Dennis J. Purcell and Andrew N. Schiff are the managing members of Aisling Capital Partners III, LLC and in their capacity as such, may be deemed to have shared voting and investment power with respect to such shares. Each Messrs. Elms, Purcell and Schiff disclaim beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Aisling Capital III is 888 Seventh Avenue, 30th Floor, New York, NY 10106.

(5)

As reported on Schedule 13G/A filed with the SEC on February 14, 2017 by FMR LLC, Fidelity Select Portfolios: Biotechnology Portfolio (“Fidelity Select Portfolios”) and Abigail P. Johnson. FMR LLC holds sole voting power of 129,843 shares of common stock, sole dispositive power of 4,949,027 shares of common stock and aggregate beneficial ownership of 4,949,027 shares of common stock. Fidelity Select Portfolios holds sole voting power of 3,280,379 shares of common stock and aggregate beneficial ownership of 3,280,379 shares of common stock. Abigail P. Johnson holds sole dispositive power of 4,949,027 shares of common stock and aggregate beneficial ownership of 4,949,027 shares of common stock. The Fidelity Select Portfolios are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Vice Chair, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of entities affiliated with FMR LLC is 245 Summer Street, Boston, MA 02110.

(6)	As reported on Schedule 13G/A filed with the SEC on February 14, 2017 by Foresite Capital Fund II, L.P. (“Foresite Capital II”), Foresite Capital Management II, LLC (“Foresite Management II”), Foresite Capital Fund III, L.P. (“Foresite Capital III”), Foresite Capital Management III, LLC (“Foresite Management III”), and James Tananbaum. Foresite Capital II holds 3,835,830 shares of common stock. Foresite Management II is the general partner of Foresite Capital II. Foresite Management II may be deemed to have sole voting, investment and dispositive power over the shares held by Foresite Capital II. Foresite Capital III holds 903,890 shares of common stock. Foresite Management III is the general partner of Foresite Capital III. Foresite Management III may be deemed to have sole voting, investment and dispositive power over the shares held by Foresite Capital III. James Tananbaum is the managing member of Foresite Management II and Foresite Management III and in his capacity as such, may be deemed to exercise sole voting and investment power with respect to such shares. The address of Foresite Capital Fund II, L.P. and Foresite Capital Fund III, L.P. is 600 Montgomery Street, Suite 45100, San Francisco, CA 94111.

(7)	As reported on Schedule 13G filed with the SEC on February 10, 2016 by Sunshine Charitable Foundation (the predecessor of TLP Trading LLC (“TLP”)). TLP holds 2,802,585 shares of common stock. The board of directors TLP has sole voting, investment and dispositive power over such shares. The address of TLP is 225 East Deepath Road, Suite 210, Lake Forest, IL 60045.

(8)	Consists of (a) 847,008 shares of common stock, of which 152,660 are subject to repurchase as of March 31, 2017, and (b) 685,941 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2017. Of such 847,008 shares of common stock, (x) 715,308 shares are held by Dr. Dilly individually, (y) 51,403 shares are held by Stephen G. Dilly, as Trustee of The Stephen G. Dilly 2015 Grantor Retained Annuity Trust dated June 23, 2015 (“The First Dilly Trust”), 14,447 shares are held by Stephen G. Dilly, as Trustee of The Stephen G. Dilly 2016 Grantor Retained Annuity Trust dated August 12, 2016 (the “Second Dilly Trust”), (z) 51,403 shares are held by Edwina Lynette Mullens, as Trustee of The Edwina Lynette Mullens 2015 Grantor Retained Annuity Trust dated June 23, 2015 (“The First Mullens Trust”) and 14,447 shares are held by Edwina Lynette Mullens, as Trustee of The Edwina Lynette Mullens 2016 Grantor Retained Annuity Trust dated August 12, 2016 (the “Second Mullens Trust”). Dr. Dilly has sole voting, investment and dispositive power over the shares held by The First Dilly Trust and the Second Dilly Trust. Ms. Mullens has sole voting, investment and dispositive power over the shares held by The First Mullens Trust and the Second Mullens Trust.

(9)	Represents shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2017.

(10)	Consists of (a) 138,025 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2017, and (b) the securities beneficially owned by Longitude Venture Partners II, L.P. as set forth in footnote (2). Mr. Enright disclaims beneficial ownership of the shares listed in footnote (2), except to the extent of his pecuniary interest therein.

(11)	Consists of 94,894 shares of common stock, of which 2,912 shares were subject to repurchase as of March 31, 2017.

(12)	Consists of (a) 20,000 shares of common stock and (b) 159,544 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2017.

(13)	Consists of (a) 16,660 shares of common stock and (b) 124,597 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2017.

(14)	Represents shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2017. Ms. Seltzer disclaims beneficial ownership of such shares, including any pecuniary interest therein, as a result of an existing contractual relationship between Ms. Seltzer and Aisling Capital.

(15)	Represents shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2017.

(16)	Consists of (a) 2,776 shares of common stock and (b) 83,749 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2017.

(17)	Includes 7,001,877 shares of common stock of which 155,572 shares were subject to repurchase as of March 31, 2017 and 2,245,357 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2016, other than a delinquent Form 4 filed for Ms. Rozenman on December 6, 2016 reporting her beneficial ownership following the acquisition of 129 shares in connection with the distribution by Longitude Venture Partners II, L.P. of shares of the Company’s common stock to its limited and general partners for no consideration on November 29, 2016.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Aimmune stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker or (2) direct your written request to: 8000 Marina Blvd., Suite 300, Brisbane, California 94005. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2016 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Aimmune stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary, 8000 Marina Blvd., Suite 300, Brisbane, California 94005.

By Order of the Board of Directors

/s/ STEPHEN G. DILLY
Stephen G. Dilly, M.B.B.S., Ph.D.
President and Chief Executive Officer

April 12, 2017

AIMMUNE THERAPEUTICS, INC.

8000 MARINA BLVD.

SUITE 300

BRISBANE, CA 94005

VOTE BY INTERNET - www.proxyvote.com/aimt

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E27970-P90336	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AIMMUNE THERAPEUTICS, INC.		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors to hold office until the Company’s 2020 annual meeting of stockholders.	☐	☐	☐
Nominees:
01) Mark D. McDade
02) Stacey D. Seltzer

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain

2.

To ratify the selection, by the Audit Committee of the Company’s Board of Directors, of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.

	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

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        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

        The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com/aimt.

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E27971-P90336

            AIMMUNE THERAPEUTICS, INC.

            Annual Meeting of Stockholders

            May 25, 2017 9:00 AM Pacific Time

            This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Stephen G. Dilly and Douglas T. Sheehy, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of AIMMUNE THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Pacific Time on May 25, 2017, at 8000 Marina Boulevard, Suite 200, Brisbane, CA 94005, and any adjournment or postponement thereof.

This Proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this Proxy will be voted in accordance with the Board of Directors’ recommendations.

            Continued and to be signed on reverse side

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